Exhibit 5.2

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

November 18, 2014

WCI Communities, Inc.

24301 Walden Center Drive

Bonita Springs, Florida 34134

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

I am the General Counsel of WCI Communities, Inc., a Delaware corporation (the “Company”). This opinion is being delivered in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration (a) for issue and sale by the Company of up to $250,000,000 offering price of (i) shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), (ii) shares of one or more series of the Company’s preferred stock, $0.01 par value per share (“Preferred Stock”), (iii) one or more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued under an indenture to be entered into between the Company, as issuer, and Wilmington Trust, National Association, as trustee (a form of which is included as Exhibit 4.2 to the Registration Statement), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such indenture, together with the applicable board resolution, supplement or officer’s certificate pertaining to the applicable series of Debt Securities, the “Applicable Indenture”), (iv) guarantees of the Debt Securities (the “Guarantees”) by the entities set forth on Schedule I hereto (the “Specified Guarantors”) and the entities set forth on Schedule II hereto (the “Additional Guarantors,” and, together with the Specified Guarantors, the “Guarantors”), (v) warrants (“Warrants”), (vi) purchase contracts (“Purchase Contracts”) and (vii) units (“Units”) and (b) of up to 13,964,121 shares of Common Stock to be sold from time to time by certain stockholders of the Company (the “Selling Stockholder Shares”). The Common Stock, Preferred Stock, Debt Securities, Guarantees, Warrants, Purchase Contracts, Units and Selling Stockholder Shares, plus any additional Common Stock, Preferred Stock, Debt Securities, Guarantees, Warrants, Purchase Contracts,

Units and Selling Stockholder Shares that may be registered pursuant to any subsequent registration statement that the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Act in connection with the offering by the Company contemplated by the Registration Statement, are referred to herein collectively as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of certificates of incorporation and bylaws of the Specified Guarantors, resolutions of the board of directors of the Specified Guarantors, and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that as of the date hereof:

1. Each Specified Guarantor is validly existing as a corporation and in good standing under the laws of the State of Florida.

2. Each Specified Guarantor has the corporate power and authority to execute and deliver the Guarantees.

The foregoing opinions are subject to: (A) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (B) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida. This opinion is limited to the effect of the current state of the laws of the State of Florida and the facts as they currently exist. I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. The opinion set forth in paragraph 1 above as to the valid existence of each Specified Guarantor is based solely on a certificate of existence and good standing received from the Secretary of State of the State of Florida dated as of the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name contained in the Prospectus under the heading “Legal Matters.” I further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Vivien N. Hastings
Vivien N. Hastings
General Counsel,
WCI Communities, Inc.

SCHEDULE I

SPECIFIED GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Realty, Inc.	Florida

Watermark Realty Referral, Inc.	Florida

SCHEDULE II

ADDITIONAL GUARANTORS

Entity Name	Jurisdiction of Formation
WCI Communities, LLC	Delaware

WCI Communities Management, LLC	Delaware

WCI Towers Northeast USA, Inc.	Delaware

Watermark Realty, Inc.	Delaware

Pelican Landing Golf Resort Ventures, Inc.	Delaware

Spectrum Eastport, LLC	Delaware

WCI Communities Rivington, LLC	Delaware